EXHIBIT 10.2

NCR Stock Incentive Plan

2006 Director Option Grant Statement

(Non-Statutory Stock Option)

Name of Optionee	Soc. Sec. #	Grant Date 4/26/06	No. of Optioned Shares

You have been granted an option (the “Option”) under the NCR Stock Incentive Plan (the “Plan”) of NCR Corporation (“NCR”) to purchase from NCR the above number of common shares of NCR (“Shares”) at the price of $             per Share, subject to the terms and conditions of this statement and the Plan.

1.	Your right to exercise this Option will expire ten (10) years from the grant date.

2.	This Option is fully vested and exercisable on the first anniversary of the grant date, provided you serve as a Director of NCR from the grant date until the earlier of (a) the next following Annual Meeting of Stockholders and (b) the first anniversary of the grant date. Notwithstanding the foregoing, this Option will become fully vested if, prior to the one-year anniversary of the grant date, you die while serving as a director of NCR.

3.	This Option will not be exercisable after the expiration date, except that, if you die within six months prior to the expiration date, the expiration date will be extended to the one hundred seventy-ninth day after the date of death.

4.	The vesting schedule of this Option will accelerate and this Option will become fully vested if (a) a “Change in Control,” as defined in Section 10(b) of the Plan, occurs, and (b) you cease to serve as a Director of NCR within 24 months of the Change in Control for any reason other than your willful engagement in illegal conduct or gross misconduct, as determined by the affirmative vote of a majority of the entire membership of the Board.

5.	This Option shall be exercised in accordance with procedures established by the administrator of NCR’s stock option program.

6.	Within a reasonable period after the Option is exercised, NCR will instruct its Transfer Agent and Stock Registrar to credit you or your successor with the number of Shares with respect to which you exercised the Option. Neither you nor your legal representative shall be, or have any of the rights and privileges of, a shareowner of NCR in respect of any Shares purchasable upon the exercise of this Option, in whole or in part, unless and until the Company credits you with such Shares.

7.	This Option is not transferable by you otherwise than by will or the laws of descent and distribution, and during your lifetime the Option may be exercised only by you or your guardian or legal representative.

8.	You may designate one or more beneficiaries to receive all or part of this Option in case of your death, and you may change or revoke such designation at any time. In the event of your death, any portion of this Option that is subject to such a designation will be distributed to such beneficiary or beneficiaries in accordance with this Statement. Any other portion of this Option shall be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the Shares in question may be purchased by and distributed to your estate, in which event NCR shall have no further liability to anyone with respect to such Shares.

9.	The terms of this Option as evidenced by this statement may be amended by the NCR Board of Directors or its Compensation and Human Resource Committee or Committee on Directors and Governance, provided that no such amendment shall impair your rights hereunder without your consent.